EXHIBIT 16 -- Letter from Robert Early & Company, P.C. to the Securities and
              Exchange Commission dated September 9, 2005.





September 9, 2005


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Australian-Canadian Oil Royalties, Ltd. and, on March 24, 2005, we reported on the financial statements of ACOR as of and for the years ended December 31, 2004 and 2003. On September 6, 2005, we resigned. We have read ACOR's statements included under Item 4 of its Form 8-K dated September 9, 2005 and we agree with such statements.

Very truly yours,


/s/ ROBERT EARLY & COMPANY, P.C.
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Robert Early & Company, P.C.